EXHIBIT 3.9

                            CERTIFICATE OF FORMATION
                                       OF
                           EGAN HUB PARTNERS, L.L.C.

     This Certificate of Formation of Egan Hub Partners, L.L.C. (the "Company") is being executed by the undersigned authorized person for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act (6 Del. Code 18-101 ET SEQ.).

                                  ARTICLE ONE

     The name of the Company is Egan Hub Partners, L.L.C.

                                  ARTICLE TWO

     The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, and the name and address of the Company's registered agent for service of process in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.

     IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation on this 31st day of December, 1997.

                                          By: /s/ ANTHONY J. CLARK
                                                  ANTHONY J. CLARK
                                                  Authorized Person